UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Coffman, Paula
   c/o Variflex, Inc.
   5152 N. Commerce Ave.
   Moorpark, CA  93021
   USA
2. Issuer Name and Ticker or Trading Symbol
   Variflex, Inc.
   VFLX
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/23/97
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|$5.00   |6/13/|A   |6,250      |A  |(1)  |6/12/|Common Stock|6,250  |       |6,250       |D  |            |
ight to buy)            |        |97   |    |           |   |     |07   |            |       |       |            |   |            |
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Employee Stock Option (r|$15.50  |6/13/|D   |12,500     |D  |(2)  |(3)  |Common Stock|12,500 |       |-0-         |D  |            |
ight to buy)            |        |97   |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) 5,000 option shares become exercisable January 1, 1998 and 1,250 option shares become exercisable January 1, 1999.
(2) 7,500 option shares were exercisable on April 1, 1997, 2,500 option shares were to become exercisable on April 1, 1998 and 2,500 option shares were to become exercisable on April 1,
1999.
(3) 10,000 option shares were to expire on March 31, 1999 and 2,500 option shares were to expire on March 31, 2000.
SIGNATURE OF REPORTING PERSON
/s/ William B. Ogden
DATE
10/23/97